EXHIBIT (p)(8)

Hexavest Inc.

CODE OF ETHICS

Policy on Personal Securities Transactions

and Insider Information

Revised  July 24, 2012

Effective August 14, 2012

1.

Code of Ethics

Hexavest (“Hexavest” or the “Firm”), a registered investment adviser adopts this Code of Ethics and Policy on Personal Securities Transactions and Insider Information (the “Code”).  This Code is designed to comply with the securities laws and regulations in which Hexavest conducts business.

The Code is applicable to all employees, directors, members, managers and officers of Hexavest (each, an “Access Person”) unless exempted by the Hexavest’s Chief Compliance Officer (“CCO”).

Hexavest is committed to maintaining ethical standards in connection with the management of its business.  The Code reflects Hexavest’s views on dishonesty, self-dealing, conflicts of interest and trading on material, non-public information.  Each Access Person is required to read the Code annually and to certify that he or she has complied with its provisions and with the reporting requirements.  Acknowledgement of and compliance with the Code are conditions of initial and continued employment.

Hexavest also requires each employee to abide by the latest version of the “Code of Ethics and Standards of Professional Conduct” published by the CFA Institute.  A recent copy of that document can be found at http://www.cfainstitute.org/ethics/codes/Pages/index.aspx.

Any Access Person who has a question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action, is urged to contact Hexavest’s CCO.

1.1.

ACCESS PERSON

Because all employees of Hexavest may have access to or obtain investment information, Hexavest designates all persons who work for Hexavest and who are compensated for such work as Access Persons subject to the requirements of the Code.  In addition, an agent may be designated an Access Person if he or she (i) has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, (ii) is involved in making securities recommendations to clients, or (iii) has access to such recommendations that are nonpublic.  The CCO is responsible for determining when an agent shall be designated an Access Person.

As an Access Person, you are required to report quarterly all transactions in any securities in which you have any direct or indirect pecuniary interest (a “beneficial ownership”).  The term beneficial ownership generally includes not only the securities that you purchase or sell for your own account, but also securities purchased or sold by any of your adoptive relationships or any of the following persons who reside in your household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in–law, daughter-in law, brother-in-law or sister-in-law (“family members”).

Notwithstanding the foregoing, you will not be required to make a report with respect to transactions effected for, and securities held in, any account over which neither you nor any family member has any direct or indirect influence or control.

1.2.

STANDARDS OF BUSINESS CONDUCT

•

Access Persons must always place the interests of Hexavest’s clients first.

•

Access Persons must avoid actions or activities that allow (or appear to allow) them or their family members to profit or benefit from their relationships with Hexavest and its clients, or that bring into question their independence or judgment.

•

Access Persons must report any violations of this Code of Ethics promptly to the Chief Compliance Officer.

•

Access Persons must always observe standards of business conduct and act in accordance with all applicable federal securities laws and regulations and other applicable laws and regulations.

•

Access Persons cannot, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Hexavest client:

o

employ any device, scheme or artifice to defraud;

o

make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

o

engage in any act, practice or course of business which would operate as a fraud or deceit; or

o

engage in any manipulative practice.

•

Access Persons cannot engage in any inappropriate trading practices.

•

Access Persons cannot cause or attempt to cause any Hexavest client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to the Access Person.  No Access Person shall recommend any securities transactions for a Hexavest client without having disclosed to the Chief Compliance Officer his or her interest, if any, in such securities or the issuer thereof, including, without limitation:

o

his or her direct or indirect beneficial ownership of any securities of such issuer;

o

any position with such issuer or its affiliates; and

o

any present or proposed business relationship between such issuer or its affiliates and the Access Person or any party in which the Access Person has a significant interest.

This Code does not identify all possible conflicts of interest, and literal compliance with each of its specific provisions may not shield an Access Person from liability for personal trading or other conduct that violates a fiduciary duty to Hexavest’s clients.  Any questions regarding this Code should be brought to Hexavest’s CCO.

2.

Personal Securities Transactions

The personal transactions and investment activities of employees of investment advisory firms are the subject of various securities laws, rules and regulations.  Access Persons must conduct all personal securities transactions in a manner that avoids a conflict between their personal interests and those of Hexavest and its clients.  When Access Persons invest for their own accounts, conflicts of interest may arise between Hexavest clients’ and the Access Person’s interests.  Such conflicts may include:

•

Taking an investment opportunity that would be suitable for a Hexavest client for an Access Person’s own portfolio;

•

Using an Access Person’s advisory position to take advantage of available investments;

•

Front running, in which an Access Person trades for a personal account before making Hexavest client transactions; or

•

Taking advantage of information or using Hexavest client portfolio assets to have an effect on the market that may be used to the Access Person’s benefit.

Limitations on Personal Trading

Access Persons may not open account at any broker, dealer, bank or investment adviser without informing Hexavest.  Access Persons must generally obtain prior approval from the Chief Compliance Officer before buying or selling authorized products.

Hexavest believes that in order to avoid any potential conflict of interest, its employees and other targeted persons must not invest in any securities other than mutual funds, pooled funds, ETF, market indices and their derivates (e.g., iShares, listed futures). Public companies, corporate bonds or investment in IPOs are not authorized.

In addition, Access Persons may not sell shares of mutual funds or other pooled funds managed by Hexavest if they have purchased shares in the 30 days prior to the date of the sale.

2.1.

PERSONAL SECURITIES TRANSACTIONS REPORTING REQUIREMENTS

Initial and Annual Holdings Reports: All Access Persons are required to report brokerage accounts and holdings in securities in which the Access Person has any direct or indirect beneficial ownership within 10 days of employment, with information current as of a date no more than 45 days prior to employment, and annually thereafter.  Annual reports must be submitted by February 14 of each year and the information contained in an annual report must be current as of December 31 of the prior year.  The holdings report must contain the following:

a)

Title, type and exchange ticker symbol or CUSIP number;

b)

number of shares or principal amount of the security involved;

c)

type of security;

d)

name of the broker-dealer or bank that maintained the account; and

e)

the date the report is submitted by the Access Person.

Quarterly Transactions Reports:  Hexavest requires that all Access Persons report on a quarterly basis any transaction in a security over which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership.  An Access Person’s brokerage account statement may be submitted in lieu of a separate transaction report so long as it provides the information listed below.  However, any private securities (e.g., hedge fund interests) not listed on such statement must be disclosed separately. A record of every transaction in a security is required with the following information to be maintained and reported on a quarterly basis:

a)

title and exchange ticker symbol or CUSIP number;

b)

number of shares or principal amount of the security involved;

c)

interest rate and maturity date (if applicable);

d)

date of the transaction;

e)

nature of the transaction (purchase or sale);

f)

price at which the trade was effected;

g)

name of the broker-dealer or bank that executed the transaction; and

h)

the date the report is submitted by the Access Person.

In addition, if during the quarter an Access Person establishes a new account in which any securities are held for the Access Person’s beneficial ownership, the Access Person must provide the following information as part of his her quarterly report:

a)

name of the broker-dealer or bank with whom the Access Person established the account;

b)

the date the account was established; and

c)

the date the report is submitted by the Access Person.

In addition, the Access Person should endeavor to promptly notify the Compliance Officer about the opening of each such new account.

The attached form should be used to record quarterly transaction information.  It is required by regulations to be submitted not later than 30 days after the quarter in which effected.  If the thirtieth day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline.  Please forward the report to the Chief Compliance Officer.  If there are no activities for the quarter, a report indicating such is still required.

Exceptions to Reporting

(1)

You are not required to detail or list the following items on your initial and annual holdings reports and quarterly transactions reports:

(A)

Purchases or sales effected for any account over which you have no direct or indirect influence or control;

(B)

Transactions effected pursuant to a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan (“automatic investment plan”); and

(C)

Purchases or sales of any of the following securities:

o

Direct obligations of the U.S. government;

o

Banker’s acceptances, bank certificates of deposit, commercial paper and any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service) (“high quality short-term debt instruments”), including repurchase agreements; and

o

shares issued by money market funds, whether affiliated or non-affiliated.

 (2)

An Access Person need not submit a quarterly transactions report to Hexavest if all the information in the report would duplicate information contained in brokerage account statements received by Hexavest not later than 30 days after the quarter.

Acknowledgement and Certification: All Access Persons must sign this form (see Appendix J) on an annual basis to comply with Hexavest’s policies and procedures.  New employees must also furnish this form no later than 10 days after their date of hire.

2.2.

ACCESS PERSON TRADE RESTRICTIONS

Each trade of an Access Person is subject to the following restrictions:

Pre-Approval of All Trading

Pre-clearance is required for all transactions in a product other than publicly traded fixed income investments and mutual funds that are not affiliated funds or manage by Hexavest.  This applies to all Access Persons, members of their families living under the same roof, or persons to whom any of the previous acts as agent, proxy, or representative.  This does not apply to trades executed by these persons within the framework of their professional activities as investment adviser on behalf of a client.

Unless otherwise provided by the CCO, any pre-approval for a proposed trade is valid only for the following business day.

General Principles Regarding Approval of Trades

In determining whether a trade will be permitted, the Chief Compliance Officer will consider whether the proposed trade: creates any actual or perceived conflicts of interest, complies with securities and commodities laws and complies with the provisions of the Code.

Hexavest has also adopted certain guidelines that the Chief Compliance Officer will typically follow with respect to the approval of certain types of trades by Access Persons.  The Chief Compliance Officer generally does not intend to approve any trade if the Access Person is purchasing or selling the investment on the basis of material confidential information or proprietary information.

The Chief Compliance Officer will maintain records with respect to each trade that is submitted by an Access Person for approval, include the date and time of such request, the Chief Compliance Officer’s decision with respect to such request and the Chief Compliance Officer’s basis for such decision.  Any Access Person that does not submit a trade for pre-approval prior to the trade will be deemed to have violated this Code and will be subject to the penalties set forth in Section 5.2.

2.3.

CONFIDENTIALITY

Hexavest will endeavor to keep all reports of personal securities transactions, holdings and any other information filed pursuant to this Code confidential.  Access Persons’ reports and information submitted in connection with this Code will be kept in a locked filed cabinet, and access will be limited to appropriate Hexavest compliance personnel; provided, however, that such information also may be subject to review by legal counsel, government authorities, Hexavest clients or others if required by law or court order.

2.4.

ADDITIONAL RESTRICTIONS ON ACCESS PERSONS’ PERSONAL TRADING

The following are Hexavest’s additional restrictions on personal trading by Access Persons:

*Purchase and sale of Limited Offerings are subject to advance approval by the CCO and includes:

•

Participation in hedge funds, private equity funds;

•

Accepting offers of options or shares by personnel who serve on boards of directors;

•

Transactions involving real estate or agricultural land held for investment purposes, jointly in partnership with another person (other than family members);

•

Investing in any other business, whether or not related to securities (e.g., fast-food franchises, restaurants, etc.).

3.

Insider Information

Applicable securities regulations requires Hexavest to establish, maintain, and enforce a code of ethics.  This code of ethics sets forth the standards of business conduct expected by Hexavest, including addressing personal securities trading.  This code reflects Hexavest’s fiduciary obligations to its clients and requires compliance with securities laws, including prohibiting insider trading.

The Quebec Securities Act defines privileged information as follows:  “any information that has not been disclosed to the public and that could affect the decision of a reasonable investor.”  The Ontario Securities Act defines privileged information as follows:  “the knowledge of a material fact or a material change with respect to the report issue that has not been generally disclosed.”  “Material fact” means:  “a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of such securities.”

The term “insider trading” is not defined in the U.S. federal securities laws.  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1) “trading,” or the purchase or sale of a security, by an insider, while in possession of material non-public information;

2) trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3) communicating material non-public information to others in breach of a duty of law or confidence (“tipping”).

The prohibition applies whenever a person is in possession of material nonpublic information with respect to a security or its issuer, or when a transaction is (or may appear to be) made “on the basis of” material nonpublic information if the person making the purchase or sale was aware of the material nonpublic information when the person engaged in the transaction.  The prohibition on insider trading applies to both publicly traded, registered securities and unregistered securities or private placements.

3.1.

INSIDER TRANSACTIONS

Hexavest considers information material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act.  Information is considered non-public when it has not been disseminated in a manner making it available to investors generally (such as through widely disseminated media reports,

SEC filings, public reports, prospectuses or similar publications or sources). Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (i.e., disclosure by an insider to a select group of persons).

Hexavest generally defines insider trading as the buying or selling of a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information.  Insider trading is a violation of securities laws, punishable by a prison term and significant monetary fines for the individual and investment adviser.

•

Tipping of material, non-public information is PROHIBITED.  No employee or agent of Hexavest may not tip a trade, either personally or on behalf of others, while in possession of such information.

•

Front running involves trading ahead of a Hexavest client order in the same security, whether on the basis of non-public information or otherwise, regarding impending market transactions.  Front running is PROHIBITED.

•

Scalping is PROHIBITED. Scalping occurs when an Access Person purchases shares of a security for his/her own account prior to recommending/buying that security for Hexavest clients and then immediately selling the shares at profit upon the rise in the market price following the recommendation/purchase.

3.2.

USE OF NON-PUBLIC INFORMATION REGARDING A CLIENT

No Access Person shall:

•

Disclose to any other person, except to the extent permitted by law or necessary to carry out his or her duties as an Access Person and as part of those duties, any non-public information regarding any Hexavest client portfolio, including any security holdings or transactions of a Hexavest client, any security recommendation made to a Hexavest client, and any security transaction by or under consideration by or for a Hexavest client, including information about actual or contemplated investment decisions.

•

Use any non-public information regarding any Hexavest client portfolio in any way that might be contrary to, or in competition with, the interest of such Hexavest client.

•

Use any non-public information regarding any Hexavest client in any way for personal gain.

Hexavest may, in certain circumstances, disclose certain of the information discussed above to third parties, but such disclosure will only be made if permissible under applicable law and pursuant to confidentiality agreements with such third parties.

4.

Directorships and Regulatory Requirements

4.1.

OUTSIDE BUSINESS ACTIVITIES

In addition to restrictions placed on the personal trading and private investments of employees, each Access Person must obtain prior approval from the Chief Compliance Officer with respect to outside business activities that can reasonably be expected to cause actual or perceived conflicts of interest, that may violate applicable law and/or that may be harmful to Hexavest’s or the Access Person’s reputation.  Examples of activities that may require prior approval include full- or part-time service as an officer, director, partner, manager, consultant or employee of another business organization (including acting as a director of a company whose securities are publicly traded); agreements to provide financial advice (e.g., through service on a finance or investment committee) to a private, educational or charitable organization; and any agreement to be employed or accept compensation in any form (e.g., commission, salary, fee, bonus, contingent compensation, etc.) by a person or entity or their affiliates.  Approval is generally not given for requests to serve as an officer, director, partner, consultant or employee of another business organization.  Any such approval, if granted, may be given subject to restrictions or qualifications imposed by the Chief Compliance Officer and approval may be revoked at any time.

Any outside business activities that do not require prior approval must nevertheless be reported to the Chief Compliance Officer as soon as practicable.  The Chief Compliance Officer will maintain records with respect to the outside business activities of Hexavest Access Persons.

5.

Enforcement of the Code

The Chief Compliance Officer has several responsibilities to fulfill in enforcing the Code.  Some of these responsibilities are summarized below.

5.1.

CHIEF COMPLIANCE OFFICER’S DUTIES AND RESPONSIBILITIES

The Chief Compliance Officer:

•

will provide each Access Person with a copy of the Code and any amendments thereto;

•

shall notify each person who becomes an Access Person of Hexavest in writing of his or her reporting requirements no later than 10 business days before Initial Holdings Report is due;

•

will, on a quarterly basis, review all reported personal securities transactions and other pertinent records submitted by Access Persons and compare, if appropriate, with each Hexavest client’s completed portfolio transactions.  Before determining that a person has violated the Code, the Chief Compliance Officer may give the person an opportunity to supply explanatory material;

•

will submit his or her own reports, as may be required pursuant to the Code, to the President who shall fulfill the duties of the Chief Compliance Officer with respect to the Chief Compliance Officer’s reports; and

•

will submit those trades that require pre-approval, as may be required pursuant to the Code, to the President, who shall fulfill the duties of the Chief Compliance Officer with respect to the pre-approval of such trades.

5.2.

CODE VIOLATIONS

If you violate the provisions of the Code, Hexavest has the right to impose on you one or more of the following penalties as it may deem appropriate:

•

censure you;

•

notify your manager of the violation;

•

suspend your authority to act on behalf of Hexavest as a managing director, a manager and/or an officer, if applicable;

•

recommend specific sanctions, such as suspension from work for a period of time without pay, reductions in leave, elimination of your bonus, disgorgement of profits, imposition of fines and/or termination of employment at Hexavest; and

•

if appropriate, report such violation(s) to the relevant regulators and/or law enforcement authorities.

Note: Both the violation and any imposed sanction will be brought before the CCO.

5.3.

ANNUAL WRITTEN REPORT

At least annually, the Chief Compliance Officer will provide a written report to the Board of Directors.  The report must describe any issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or procedural violations, and any resulting sanction(s).  If applicable, the report may discuss any changes that the Chief Compliance Officer believes should be made to the Code.  The Chief Compliance Officer may report to the Board of Directors more frequently as he or she deems necessary or appropriate, and shall do so as requested by the .

5.4.

MODIFCATION TO THE APPENDIXES OF THE CODE

From time to time, the CCO may bring changes to the Appendixes of the Code without requiring the approval of the Board of Directors.

5.5.

EFFECTIVE DATE OF THE CODE

The Code is effective as of the date written on the cover page.  The Code supersedes any prior versions of the Code.

Hexavest

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT

Name of Reporting Person:
Quarter Ended:
Date Report Due:
Date Report Submitted:

Securities Transactions

If you had no securities transactions to report for the quarter, please check here.

If all securities transactions for the quarter are set forth in the brokerage statement(s) previously provided, please check here.

If any securities transactions for the quarter are not set forth on such statement(s) (or if the information in those reports is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information.

Date of Transaction	Name of Issuer and Title of Security	Ticker symbol/ CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Price	Name of Broker, Dealer or Bank Effecting Transaction

Securities Accounts   If you opened a securities account during the quarter, please complete the table below.

If you did not open any securities accounts during the quarter, please check here.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included in this report (or in the brokerage statement(s) for this quarter that I have previously provided) all securities transactions and accounts required to be reported pursuant to the Code of Ethics.  I further certify that to the best of my knowledge no securities transactions reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date

Hexavest

INITIAL HOLDINGS REPORT

Name of Reporting Person:
Date Person Became Subject to the Code’s Reporting Requirements:
Information in Report Dated As Of:	[Note: Date information is reported as of must be no more than 45 days before date person became subject to the Code’s reporting requirements.]
Date Report Due:
Date Report Submitted:

Securities Holdings   If you have no securities holdings to report, please check here.

If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here.

If any holdings are not set forth on such brokerage statement(s) (or if the information in those statements is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information.

Name of Issuer and Title and Type of Security	Ticker Symbol/ CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Securities Accounts  If you have no securities accounts to report, please check here.

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

I certify that I have included in this report (or in the brokerage statement(s) attached to this report) all securities holdings and accounts required to be reported pursuant to the Code of

Ethics.  I further certify that to the best of my knowledge no securities holdings reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date

Hexavest

ANNUAL HOLDINGS REPORT

Name of Reporting Person:
Information in Report Dated As Of:	[Note: Information contained in this report must be current as of December 31 of the prior year.]
Date Report Due:
Date Report Submitted:
Calendar year Ended: December 31,

Securities Holdings   If you have no securities holdings to report, please check here.

If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here.

If any holdings are not set forth on such brokerage statement(s) (or if the information in those statements is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information.

Name of Issuer and Title and Type of Security	Ticker Symbol/ CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Securities Accounts  If you have no securities accounts to report, please check here.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included in this report (or in the brokerage statement(s) attached to this report) all securities holdings and accounts required to be reported pursuant to the Code of Ethics.  I further certify that to the best of my knowledge no securities holdings reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date

CERTIFICATE OF ADHERENCE TO CODE OF ETHICS

Hexavest Employees

I, the undersigned, __________________________________

Acknowledge that I have read and understood the Hexavest Inc. Code of Ethics and the Policies and Procedures of the Compliance Manual, and that I agree to comply with its requirements.

Below is a description of any outside interest or activity that could be construed as conflicting with the interests of Hexavest, or those of the persons with whom the Company entertains a business relationship, including companies for which I act as officer, administrator and / or insider.

Attached to this Certificate is the inventory of securities held in my portfolios, a list of accounts in which I have a beneficial interest, a list of the members of my family living under the same roof, and of those  persons for whom I act as agent, proxy or representative.

Signature

Name in block letters

__________________________________

Date

CERTIFICATE OF ADHERENCE REGARDING PERSONAL TRADING

Targeted Persons other than Hexavest Employees

I, the undersigned, __________________________________

Acknowledge that I have read and understood the Hexavest Inc. Code of Ethics Personal Trading Rules, that I am satisfied with its contents, and that I have complied with its requirements during ________.

Attached to this Certificate is the inventory of securities held in my portfolios.

Signature

Name in block letters

__________________________________

Date